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                                                                 EXHIBIT 21.1



                      SUBSIDIARIES OF THE REGISTRANT



        Name of Subsidiary(s)                           Names under which
[state of incorporation or organization]                business done (b)

Champion Home Builders Co. [Michigan]                   Atlantic Homes
                                                        Titan Homes
                                                        Gateway Homes
                                                        Summit Crest Homes
Chandeleur Homes, Inc. [Michigan]                                -
Crest Ridge Homes, Inc. [Michigan]                               -
Dutch Housing, Inc. [Michigan]                          Fortune Homes
Fleming County Industries, Inc. [Kentucky]              Bluegrass Housing
Grand Manor, Inc. [Michigan]                            Grand View Homes
Homes of Legend, Inc. [Michigan]                                 -
Homes of Merit, Inc. [Florida]                                   -
Moduline International, Inc. [Washington]                        -
  Lamplighter Homes, Inc. [Washington]                           -
  Lamplighter Homes (Oregon), Inc. [Oregon]                      -
  Moduline Industries (Canada) Ltd. [British Columbia, Canada]   -
Redman Industries, Inc. [Delaware]                               -
  Redman Homes, Inc. [Delaware]                                  -
  Western Homes Corporation [Delaware]                  Silvercrest Homes
Champion Home Centers, Inc. [Michigan]                           -
  39 wholly-owned subsidiaries of this entity operate in the retail business of manufactured housing in the United States (none in foreign countries)



Companies not shown by name, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

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